Exhibit 99.1

Allarity Therapeutics Presents Two AACR 2026 Posters Highlighting
Stenoparib’s Potential in Colorectal Cancer as well as New Predictive Data
Linking DRP® and Overall Survival in Ovarian Cancer

-     New AACR data highlight stenoparib’s potential in colorectal cancer through WNT pathway modulation

-     The Stenoparib-DRP® companion diagnostic is associated with enhanced overall survival in Ovarian Cancer patients

-     Posters now available on Allarity’s website

TARPON SPRINGS, Fla., April 21, 2026 – Allarity Therapeutics, Inc. (“Allarity” or the “Company”) (NASDAQ: ALLR), a Phase 2 clinical-stage pharmaceutical company dedicated to developing stenoparib (2X-121)—a differentiated, dual PARP and WNT pathway inhibitor— today announced that it has published two scientific posters being presented at the American Association for Cancer Research (AACR) Annual Meeting 2026, held April 17–22 in San Diego, California. Both are now available in the Scientific Publications section of the Company’s website.

The two posters highlight new data supporting stenoparib’s differentiated mechanism of action as well as the Company’s proprietary Drug Response Predictor (DRP®) for stenoparib as a companion diagnostic platform.

Poster presentations

Poster 1

Title: A Drug Response Predictor (DRP®) is associated with enhanced overall survival in the phase 2 trial in advanced, recurrent ovarian cancer patients treated twice daily with 2X-121/stenoparib (NCT03878849)

Session Title: Biomarkers Predictive of Therapeutic Benefit 3

Session Time: April 20, 2026, 9:00 AM – 12:00 PM

This poster highlights clinical data demonstrating that the highest stenoparib DRP® scores are associated with enhanced overall survival in patients treated with stenoparib, reinforcing the value of DRP-based patient selection in ring-fencing those patients most likely to benefit from stenoparib.

Allarity Therapeutics, Inc.   |  123 E Tarpon Ave   |   Tarpon Springs, Florida   |   U.S.A.   |   NASDAQ: ALLR   |   www.allarity.com

Poster 2

Title: 2X-121/stenoparib - a novel, dual inhibitor of PARP and tankyrase in phase 2 clinical trials in advanced ovarian cancer - blocks the WNT signaling pathway and inhibits growth of human colorectal cancer cell lines at clinically relevant drug concentrations

Session Title: Novel Antitumor Agents 2

Session Time: April 21, 2026, 9:00 AM – 12:00 PM

This poster presents new findings demonstrating stenoparib’s unique mechanism of action to modulate the WNT/β-catenin signaling pathway and to inhibit the growth of colorectal cancer cell lines at clinically relevant concentrations. Colon and rectal cancers remain among the most prevalent and deadly cancers in the United States, with a high number of both new cases and cancer-related deaths each year, according to the National Cancer Institute, underscoring the significant unmet medical need in this indication.

Chief Executive Officer of Allarity Therapeutics, Thomas Jensen, commented:

“These new data highlight the potential for stenoparib in one of the largest areas of unmet need in oncology—colorectal cancer—where we believe stenoparib’s unique mechanism of action could make it a highly relevant therapy for this patient population. Moreover, based on insights from our ongoing stenoparib clinical development, we believe our DRP® platform may play an important role in identifying those patients most likely to achieve the outcomes we ultimately seek in cancer therapy: enhanced and extended survival with a favorable tolerability profile. It is difficult to overstate the importance of this, as extended survival- especially from an easy-to-take oral therapy without the typical toxicities of chemotherapy- addresses the most critical considerations for both patients and oncologists when selecting a particular therapy.”

Both posters are available on the Company’s website under the Scientific Publications section.

Allarity Therapeutics, Inc.   |  123 E Tarpon Ave   |   Tarpon Springs, Florida   |   U.S.A.   |   NASDAQ: ALLR   |   www.allarity.com

About Stenoparib/2X-121

Stenoparib is an orally available, small-molecule dual-targeted inhibitor of PARP1/2 and tankyrase 1/2. At present, tankyrases are attracting significant attention as emerging therapeutic targets for cancer, principally due to their role in regulating the WNT signaling pathway. Aberrant WNT/β-catenin signaling has been implicated in the development and progression of numerous cancers. By inhibiting PARP and blocking WNT pathway activation, stenoparib’s unique therapeutic action shows potential as a promising therapeutic for many cancer types, including ovarian cancer, Small Cell Lung Cancer and colorectal cancer. Allarity has secured exclusive global rights for the development and commercialization of stenoparib, which was originally developed by Eisai Co. Ltd. and was formerly known under the names E7449 and 2X-121. Allarity has two ongoing Phase 2 trial protocols for stenoparib in Ovarian Cancer patients. In the first, patients who had had 2+ lines of therapy were enrolled on stenoparib and given drug twice daily. This protocol has been closed to further enrollment but continues for the enrolled patients who are still receiving benefit from stenoparib administration. The updated data from this study were presented at the AACR special conference on advances in Ovarian Cancer in September 2025. Note that, as these data are from an ongoing trial, analyses may change as the study fully matures. An amended protocol designed expressly to capitalize on the emerging clinical experience with stenoparib in platinum resistant patients began enrolling patients in the summer of 2025. This amended protocol enrolls only platinum resistant or platinum-ineligible patients and is designed to accelerate the clinical development of stenoparib toward FDA approval. In parallel, a separate Phase 2 trial evaluating stenoparib in combination with temozolomide for relapsed small cell lung cancer (SCLC) began enrolling patients in early 2026 and is currently enrolling patients across multiple U.S. Veterans Administration (VA) sites.

About the Drug Response Predictor – DRP® Companion Diagnostic

Allarity uses its drug-specific DRP® to select those patients who, by the gene expression signature of their cancer, may have a high likelihood of benefiting from a specific drug. By screening patients before treatment, and only treating those patients with a sufficiently high, drug-specific DRP score, the therapeutic benefit rate may be enhanced. The DRP method builds on the comparison of sensitive vs. resistant human cancer cell lines, including transcriptomic information from cell lines, combined with clinical tumor biology filters and prior clinical trial outcomes. DRP is based on messenger RNA expression profiles from patient biopsies. The DRP® platform has shown an ability to provide a statistically significant prediction of the clinical outcome from drug treatment in cancer patients across dozens of clinical studies (both retrospective and prospective). The DRP platform, which may be useful in all cancer types and is patented for dozens of anti-cancer drugs, has been extensively published in the peer-reviewed literature.

Allarity Therapeutics, Inc.   |  123 E Tarpon Ave   |   Tarpon Springs, Florida   |   U.S.A.   |   NASDAQ: ALLR   |   www.allarity.com

About Allarity Therapeutics

Allarity Therapeutics, Inc. (NASDAQ: ALLR) is a clinical-stage biopharmaceutical company dedicated to developing personalized cancer treatments. The Company is focused on development of stenoparib, a novel PARP/tankyrase inhibitor for advanced ovarian cancer patients, using its DRP® technology to develop a companion diagnostic that can be used to select those patients expected to derive the greatest clinical benefit from stenoparib. Allarity is headquartered in the U.S., with a research facility in Denmark, and is committed to addressing significant unmet medical needs in cancer treatment. For more information, visit www.allarity.com.

Follow Allarity on Social Media

LinkedIn: https://www.linkedin.com/company/allaritytx/

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the publication and presentation of data from the AACR 2026 Annual Meeting; the interpretation and significance of the data presented; the potential applicability of stenoparib in colorectal cancer and other cancer indications; and the potential utility of the Company’s DRP® companion diagnostic platform. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the possibility that the data presented may not be predictive of future clinical results; the risk that preclinical findings may not translate into clinical benefit; the risk that the Company’s DRP® companion diagnostic may not be successfully developed, validated, or applied in future clinical settings; and broader risks related to the Company’s clinical development, regulatory progress, and financial resources. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Form 10-K annual report filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2026, available at the SEC’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

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Allarity Therapeutics, Inc.   |  123 E Tarpon Ave   |   Tarpon Springs, Florida   |   U.S.A.   |   NASDAQ: ALLR   |   www.allarity.com

Company Contact:

investorrelations@allarity.com

Media Contact:

Thomas Pedersen

Carrotize PR & Communications

+45 6062 9390

tsp@carrotize.com

Allarity Therapeutics, Inc.   |  123 E Tarpon Ave   |   Tarpon Springs, Florida   |   U.S.A.   |   NASDAQ: ALLR   |   www.allarity.com